FOR IMMEDIATE RELEASE
FOR MORE INFORMATION CONTACT:
James H. Strosahl, Executive Vice President - (406) 756-4200

                   GLACIER BANCORP, INC. TO ISSUE $35 MILLION
                          OF TRUST PREFERRED SECURITIES

        KALISPELL, MT - DECEMBER 21, 2000 -- Glacier Bancorp, Inc. (Glacier Bancorp) (Nasdaq: GBCI), announced today that it plans to sell trust preferred securities in the aggregate amount of $35 million through Glacier Capital Trust I, its trust affiliate formed for the purpose of the offering. The securities will be sold in an underwritten public offering that will be registered under the Securities Act of 1933, as amended. Net proceeds to Glacier Bancorp will enhance Glacier's capital position in anticipation of previously announced pending transactions and will be used for general corporate purposes, including financing such transactions. This announcement is neither an offer to sell nor a solicitation of an offer to buy any securities of Glacier Bancorp.